From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	Second Quarter Results
Contact:	Mike Murphy (256) 747-9800

CAVALIER REPORTS SECOND QUARTER 2008 NET INCOME
OF $1,238,000 OR $0.07 PER SHARE

Addison, Ala. (July 22, 2008) – Cavalier Homes, Inc. (Amex: CAV) today announced results for the second quarter ended June 28, 2008, highlighted by net income of $1,238,000 or $0.07 per diluted share versus a net loss of $869,000 or $0.05 per diluted share in the year-earlier period.  A summary of the Company's report follows (in thousands, except per share amounts):

	Second Quarter Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue	$51,090	$62,809	$100,606	$105,711
Income (loss) before income taxes and equity in earnings of equity-method investees	1,244	(1,077)	1,328	(5,104)
Income tax provision	84	34	95	56
Equity in earnings of equity-method investees	78	242	123	400
Net income (loss)	$1,238	$(869)	$1,356	$(4,760)

Diluted net income (loss) per share	$0.07	$(0.05)	$0.07	$(0.26)

Weighted average diluted shares outstanding	18,409	18,377	18,407	18,373

Commenting on the results, David Roberson, President and Chief Executive Officer, said, "We are pleased to announce a profitable second quarter.  These results, which represent a $2,107,000 improvement in net income over the same period last year, reflect the positive impact from the strategy we implemented in the last half of 2007 to improve liquidity and gross margins, reduce costs, rationalize capacity to demand levels, and return to profitability.  These efforts have shown a steady improvement in our results during the last three quarters.

"However, economic issues related to the high price of oil and escalating commodity prices, as well as the current credit crisis, all point to continuing weakness in the manufactured housing market, and therefore, providing limited visibility with regard to near-term outlook," Roberson continued.  "In this very challenging market environment, we will remain focused on operational improvements to enhance the value of our homes to our end customers, helping combat the effects of escalating material and delivery costs."

Total floor shipments for the second quarter increased 4% sequentially from the first quarter of 2008, but declined 26% to 1,897 from 2,560 floors in the same period last year.  This reflected a 24% decline in HUD-Code floor shipments to 1,817 from 2,382 in the year-earlier quarter and included 121 shipments to the Mississippi Emergency Management Agency (MEMA) in the second quarter of 2008, while no such shipments occurred in the year-earlier quarter.  Shipments in the first half of the year were down 12% to 3,719 floors compared with 4,218 floors in the first six months of 2007 as HUD-Code floor shipments declined 8%.  MEMA shipments in the first half of 2008 totaled 291 floors; there were no MEMA shipments in the first half of 2007.  With the shipment of one unit in early July, the Company has now completed all the units ordered by MEMA.

-MORE-

CAV Reports Second Quarter Results

July 22, 2008

Revenue for the second quarter of 2008 declined 19% to $51,090,000 from $62,809,000 in the year-earlier period and declined 5% to $100,606,000 in the first half of 2008 compared with $105,711,000 in the first half of 2007.  These declines were attributable primarily to lower manufactured home sales.  Sales to MEMA totaled $5,835,000 and $13,905,000 in the three months and six months ended June 28, 2008, respectively.

Gross profit for the second quarter improved 12% to $9,643,000 compared with the year-earlier period and increased 23% to $17,943,000 in the first half of 2008 compared with the first half of 2007.  Both improvements were due primarily to unit price increases and higher plant utilization following steps implemented last fall to reduce the Company's overall cost structure, which has offset the impact of lower floor shipments.

Selling, general and administrative expenses decreased $1,320,000 to $8,422,000 in the second quarter of 2008 and declined $2,858,000 in the first half of 2008 to $16,699,000 compared with the same 2007 periods.  These declines resulted from workforce reductions over the past year and the effect of other cost-control measures.

Commenting on the Company's financial position, Mike Murphy, Cavalier's Chief Financial Officer, said, "Cavalier ended the second quarter with cash totaling $20,898,000, up from $6,846,000 at the same time last year, which reflects our focus on improving liquidity by reducing inventory and our installment loan portfolio held for investment."  He noted that inventory totaled $18,677,000 at the end of the second quarter, which decreased $5,607,000 from the year-earlier level, and that the installment loan portfolio at June 28, 2008, declined $5,721,000 from the same time last year.  Accounts receivable at June 28, 2008, also declined $1,375,000 to $13,366,000 from a year ago.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

A public, listen-only simulcast of Cavalier Homes' second quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (July 23, 2008) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com.  Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form.  A replay of this call will be available shortly after the call using this same link and will continue until August 23, 2008.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended March 29, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

-MORE-

CAV Reports Second Quarter Results

July 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited
(in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
STATEMENT OF OPERATIONS SUMMARY	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Home manufacturing net sales	$50,353	$61,765	$99,034	$103,810
Financial services	737	1,044	1,572	1,901
Total revenue	51,090	62,809	100,606	105,711
Cost of sales	41,447	54,172	82,663	91,094
Gross profit	9,643	8,637	17,943	14,617
Selling, general and administrative	8,422	9,742	16,699	19,557

Operating income (loss)	1,221	(1,105)	1,244	(4,940)
Other income (expense):
Interest expense	(112)	(146)	(236)	(310)
Other, net	135	174	320	146
	23	28	84	(164)
Income (loss) before income taxes and equity in earnings of equity-method investees	1,244	(1,077)	1,328	(5,104)
Income tax provision	84	34	95	56
Equity in earnings of equity-method investees	78	242	123	400
Net income (loss)	$1,238	$(869)	$1,356	$(4,760)

Basic net income (loss) per share	$0.07	$(0.05)	$0.07	$(0.26)

Diluted net income (loss) per share	$0.07	$(0.05)	$0.07	$(0.26)

Weighted average shares outstanding:
Basic	18,406	18,377	18,397	18,373
Diluted	18,409	18,377	18,407	18,373

-MORE-

CAV Reports Second Quarter Results

July 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(dollars in thousands)

	Second Quarter Ended		Six Months Ended
OPERATING DATA SUMMARY	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Home manufacturing sales:
Floor shipments:
HUD-Code	1,817	2,382	3,562	3,862
Modular	80	178	157	356
Total floor shipments	1,897	2,560	3,719	4,218

Home shipments:
Single-section	490	382	985	657
Multi-section	701	1,085	1,363	1,770
Wholesale home shipments	1,191	1,467	2,348	2,427
Shipments to company-owned retail locations	(6)	(8)	(9)	(29)
MEMA shipments (all single-section)	(121)	--	(291)	--
Shipments to independent retailers	1,064	1,459	2,048	2,398
Retail home shipments	6	4	11	32
Home shipments other than to MEMA	1,070	1,463	2,059	2,430

Installment loan purchases	$9,512	$16,610	$18,279	$28,367
Capital expenditures	$182	$909	$252	$1,515
Home manufacturing facilities – operating	5	7	5	7
Independent exclusive dealer locations	56	64	56	64
Average home net wholesale prices (excludes MEMA)	$41,000	$41,600	$40,400	$41,000

-MORE-

CAV Reports Second Quarter Results

July 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(in thousands, except ratios and per share amounts)

	June 28, 2008	June 30, 2007
BALANCE SHEET SUMMARY
Cash and cash equivalents	$20,898	$6,846
Accounts receivable, less allowance for losses	13,366	14,741
Notes and installment contracts receivable, net	6,505	8,689
Inventories	18,677	24,284
Other current assets	1,104	1,682
Total current assets	60,550	56,242
Property, plant and equipment, net	26,970	28,359
Other assets	3,130	9,373
Total assets	$90,650	$93,974

Current portion of long-term debt and capital lease obligation	$890	$1,072
Notes payable	792	366
Accounts payable	6,141	4,720
Amounts payable under dealer incentive programs	3,153	3,619
Estimated warranties	11,690	11,720
Other current liabilities	13,383	14,764
Total current liabilities	36,049	36,261
Long-term debt and capital lease obligation, less current portion	2,920	3,786
Other long-term liabilities	251	298
Stockholders' equity	51,430	53,629
Total liabilities and stockholders' equity	$90,650	$93,974

OTHER INFORMATION
Working capital	$24,501	$19,981
Current ratio	1.7 to 1	1.6 to 1
Ratio of long-term debt to equity	0.1 to 1	0.1 to 1
CIS installment loan portfolio	$8,399	$14,120
Number of shares outstanding	18,430	18,430
Stockholders' equity per share	$2.79	$2.91

-END-